Exhibit 99.2

FIRST AMENDMENT TO THE
CONSULTING AGREEMENT

February 23, 2005

THIS FIRST AMENDMENT to the Consulting Agreement (defined herein), dated February 23, 2005 shall serve to amend the Consulting Agreement by and between Ardent Advisors, LLC (“Ardent”) and RS Group of Companies, Inc. (“RS”) dated June 29, 2004, but executed on July 29, 2004 (the “Consulting Agreement”).

1.

Pursuant to the paragraph titled “Remuneration” on the bottom of page 2 of the Consulting Agreement (the “Compensation Terms”), RS agreed to compensate Ardent and such compensation included 500,000 shares, no par value, of fully registered and unrestricted RS common stock (the “Common Stock”), among other compensation, including warrants to purchase shares of common stock (the “Warrants”).

2.

RS will allocate the Common Stock compensation by issuing Ardent 200,000 shares of Common Stock, Brian Corbman 150,000 shares of Common Stock and Tammer Fahmy 150,000 shares of Common Stock.

3.

 The subsequent registration of the shares of Common Stock underlying the Warrants, when filed, will also be allocated in the same proportion among Ardent, Brian Corbman and Tammer Fahmy.

4.

This First Amendment does not modify, alter, change or affect any other provisions of the Consulting Agreement.

ARDENT ADVISORS, LLC

Date: February 23, 2005

/s/ BRIAN CORBMAN

Brian Corbman

RS GROUP OF COMPANIES, INC.

Date: February 23, 2005

/s/ SANDRO SORDI

Sandro Sordi